EXHIBIT 99.1

Tech Data Corporation Reports Fiscal 2011 Third-Quarter Results

Sales, Net Income and Earnings Per Diluted Share Reach Record Third-Quarter Levels

CLEARWATER, Fla., Nov. 19, 2010 (GLOBE NEWSWIRE) -- Tech Data Corporation (Nasdaq:TECD), a leading distributor of IT products, today announced results for the third quarter ended October 31, 2010.

Results At A Glance
	Three months ended October 31, 2010	Three months ended October 31, 2009	Nine months ended October 31, 2010	Nine months ended October 31, 2009
($ in millions, except per share amounts)		(As Adjusted) (1)		(As Adjusted) (1)

Net sales	$6,163.8	$5,642.0	$17,258.8	$15,816.7

Operating income	$81.0	$65.1	$216.2	$166.8

Operating income margin	1.31%	1.15%	1.25%	1.05%

Net income attributable to shareholders of Tech Data Corporation	$50.5	$43.1	$136.9	$110.1

Net income per diluted share attributable to shareholders of Tech Data Corporation	$1.07	$0.84	$2.76	$2.17

(1) Effective February 1, 2010, Tech Data Corporation reclassified certain foreign currency exchange gains or losses within the accompanying Consolidated Statement of Operations to "Cost of products sold." Historically, these gains and losses were reported as a separate component of Other (income) expense titled "Net foreign currency exchange loss (gain)." Management believes this revised presentation is more consistent with how the company manages and reports the underlying transactions giving rise to these foreign currency exchange gains and losses.

Net sales for the third quarter ended October 31, 2010, were $6.16 billion, an increase of 9.2 percent from $5.64 billion in the prior-year third quarter. The weakening of certain foreign currencies against the U.S. dollar, compared to the same period of the prior year, negatively impacted the year-over-year net sales comparison by approximately 5 percentage points. Sequentially, net sales for the third quarter ended October 31, 2010, increased 12.6 percent over the second quarter. Stronger foreign currencies during the third quarter contributed approximately 4 percentage points to the sequential growth.

Operating income for the third quarter was $81.0 million, or 1.31 percent of net sales. This compared to operating income of $65.1 million, or 1.15 percent of net sales in the prior-year third quarter. Third-quarter net income attributable to shareholders of Tech Data Corporation increased 17.0 percent to $50.5 million, or $1.07 per diluted share compared to $43.1 million, or $0.84 per diluted share for the prior-year period.

On October 1, 2010, Tech Data completed the acquisition of Triade Holding B.V. ("Triade"), a portfolio of value-added distributors of consumer electronics and information technology products in Benelux, Denmark and Norway. Concurrently, Brightstar Europe, a joint venture between Tech Data and Brightstar Corporation, completed the acquisition of Triade's mobility subsidiaries, Mobile Communication Company B.V. and M.C.C. Belgium N.V. ("MCC"), in the Netherlands and Belgium, which specialize in the distribution of mobility products. At that time, Tech Data indicated MCC's results would not be consolidated in the company's financial statements. Based upon the final analysis of the acquisition structure, Tech Data has determined that it is appropriate to consolidate MCC; therefore, Triade and MCC have been included in the company's consolidated financial statements subsequent to the date of acquisition.

"Building on the momentum of the last several quarters, the Tech Data team once again performed exceptionally well, exceeding our plan and delivering record-setting results in the third quarter," said Robert M. Dutkowsky, chief executive officer, Tech Data Corporation. "While completing the acquisition of Triade as well as two other companies, we capitalized on solid demand for technology products in both the Americas and Europe, and successfully balanced selected market share gains with responsible growth. This, combined with solid expense management, provided strong operating leverage, resulting in the highest third quarter sales, earnings and earnings per diluted share in our company's history, as well as return on capital employed of 14%. Our year-to-date performance validates our strategy and is a testament to our team's relentless focus on profitable growth and excellent execution, which together with our strong balance sheet and effective working capital management efforts, currently put us on an accelerated track to achieve our three-year profitability and return on capital employed goals."

Third-Quarter Financial Highlights

  Net sales in the Americas (including North America and Latin America) were $2.70 billion, or 44 percent of worldwide net sales, representing an increase of 9.7 percent over the prior-year third quarter. Net sales in Europe totaled $3.46 billion, or 56 percent of worldwide net sales, representing an increase of 8.9 percent (18.9 percent increase on a euro basis) over the prior-year third quarter. The increase in sales is due to solid demand in both regions during the quarter, as well as the inclusion of sales of five European companies acquired in fiscal 2011.
  Gross margin for the third quarter was 5.26 percent compared to 5.24 percent in the prior-year third quarter. The company's disciplined pricing, freight and inventory management practices contributed to the stable gross margin performance.
  Selling, general and administrative expenses (SG&A) were $243.2 million, or 3.95 percent of net sales compared to $230.5 million, or 4.09 percent of net sales in the prior-year third quarter.The increase in SG&A expenses, on a dollar basis, was primarily attributable to the inclusion of operating expenses of five European companies acquired in fiscal 2011, and costs to support growth, partially offset by the impact of weaker foreign currencies. As a percentage of net sales, however, SG&A declined 14 basis points year-over-year due to leverage achieved on higher sales.
  Operating income in the Americas for the third quarter was $46.1 million, or 1.71 percent of net sales compared to $39.4 million, or 1.60 percent of net sales in the prior-year third quarter. In Europe, the company generated operating income of $37.1 million, or 1.07 percent of net sales compared to operating income of $28.7 million, or .90 percent of net sales in the prior-year third quarter. Stock-based compensation expense is not included in the regional segment reporting results. This expense is  presented as a separate line item in the company's segment reporting (see "Supplementary Information" table attached).
  Cash used by operations totaled $105 million for the third quarter and $72 million for the nine months ended October 31, 2010.

Nine-months Results

Net sales for the nine-month period ended October 31, 2010, were $17.26 billion, an increase of 9.1 percent from $15.82 billion for the nine-month period ended October 31, 2009. The weakening of certain foreign currencies against the U.S. dollar negatively impacted the year-over-year nine-month period net sales comparison by approximately 2 percentage points. On a regional basis, net sales in the Americas represented 45 percent of worldwide net sales and increased 9.8 percent to $7.76 billion from $7.07 billion for the prior-year period. Europe represented 55 percent of worldwide net sales and increased 8.6 percent (14.4 percent on a euro basis) to $9.50 billion from $8.75 billion for the nine-month period ended October 31, 2009.

For the nine-month period ended October 31, 2010, the company recorded operating income of $216.2 million, or 1.25 percent of net sales, compared with operating income of $166.8 million, or 1.05 percent of net sales, in the prior-year period. The company recorded net income attributable to shareholders of Tech Data Corporation of $136.9 million, or $2.76 per diluted share, for the nine-month period ended October 31, 2010. This compared to net income attributable to shareholders of Tech Data Corporation of $110.1 million, or $2.17 per diluted share, in the prior-year period.

Business Outlook

"Looking ahead to the fourth quarter, we expect solid demand trends to continue and sales could exceed historical seasonal patterns, primarily in the Americas, resulting in year-over-year, as well as sequential sales growth in both regions, on a local currency basis. We will maintain our focus on responsible growth, while closely managing costs and working capital, as we continue to make progress on achieving our long-term financial goals," said Dutkowsky.

Webcast Details

Tech Data will conduct a conference call today at 9 a.m. ET to discuss information included in this news release and related matters. A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com (Investor Relations section).  The webcast will be available for replay until 5:00 p.m. ET on Monday, November 29, 2010.

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company's current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: downturns in the global economy; intense competition both domestically and internationally; narrow profit margins; dependence on information systems; potential adverse effects of acquisitions; exposure to natural disasters, war and terrorism; dependence on independent shipping companies; the impact of increases in freight and handling fees charged to customers; potential impact of labor strikes; risk of declines in inventory value; product supply and availability; changes in vendor terms and conditions; loss of significant customers; credit exposure due to the deterioration in the financial condition of our customers; the inability to obtain required capital; fluctuations in interest rates; foreign currency exchange risks and exposure to foreign markets; the impact of changes in income tax and other regulatory legislation; changes in accounting rules; and the volatility of common stock. Additional discussion of these and other factors affecting the company's business and prospects is contained in the company's periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company's Investor Relations website at www.techdata.com. All information in this release is as of November 22, 2010. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company's expectations.

About Tech Data

Tech Data Corporation (Nasdaq:TECD) is one of the world's largest distributors of technology products from leading IT hardware and software producers. Tech Data serves more than 125,000 IT solution providers in over 100 countries. Every day, these value-added resellers depend on Tech Data to cost-effectively support the technology needs of end users, including small and medium businesses (SMB), large enterprises and government agencies. Ranked 109th on the FORTUNE 500(R), Tech Data generated $22.1 billion in net sales for its fiscal year ended January 31, 2010. To learn more, visit www.techdata.com.

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	October 31,		October 31,
	2010	2009(1)	2010	2009(1)
		(As Adjusted)		(As Adjusted)
Net sales	$6,163,762	$5,642,046	$17,258,778	$15,816,736
Cost of products sold	5,839,560	5,346,434	16,354,236	14,990,835
Gross profit	324,202	295,612	904,542	825,901
Selling, general and administrative expenses	243,230	230,542	688,326	659,147
Operating income	80,972	65,070	216,216	166,754
Interest expense	7,739	6,673	21,656	21,698
Other expense (income), net	122	(860)	(248)	(2,732)
Income before income taxes	73,111	59,257	194,808	147,788
Provision for income taxes	21,948	16,148	57,169	38,076
Consolidated net income	51,163	43,109	137,639	109,712
Net (income) loss attributable to noncontrolling interest	(705)	33	(693)	352
Net income attributable to shareholders of Tech Data Corporation	$50,458	$43,142	$136,946	$110,064

Net income per common share attributable to shareholders of Tech Data Corporation:
Basic	$1.08	$.85	$2.78	$2.19
Diluted	$1.07	$.84	$2.76	$2.17
Weighted average common shares outstanding:
Basic	46,672	50,556	49,234	50,322
Diluted	47,069	51,158	49,684	50,622

(1) Effective February 1, 2010, Tech Data Corporation reclassified certain foreign currency exchange gains or losses within the accompanying Consolidated Statement of Operations to "Cost of products sold." Historically, these gains and losses were reported as a separate component of Other (income) expense titled "Net foreign currency exchange loss (gain)." Management believes this revised presentation is more consistent with how the company manages and reports the underlying transactions giving rise to these foreign currency exchange gains and losses.

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands)

	October 31, 2010	January 31, 2010(1)
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$706,541	$1,116,579
Accounts receivable, net	2,976,372	2,593,919
Inventories	2,165,473	1,704,658
Prepaid expenses and other assets	191,249	156,448
Total current assets	6,039,635	5,571,604
Property and equipment, net	92,060	90,634
Other assets, net	282,317	167,881
Total assets	$6,414,012	$5,830,119

LIABILITIES AND EQUITY
Current liabilities:
Revolving credit loans	$130,603	$65,384
Accounts payable	3,202,836	2,799,949
Accrued expenses and other liabilities	528,564	455,841
Total current liabilities	3,862,003	3,321,174
Long-term debt, net	392,357	338,157
Other long-term liabilities	93,377	76,255
Total liabilities	4,347,737	3,735,586
Equity attributable to shareholders of Tech Data Corporation	2,046,018	2,088,895
Noncontrolling interest	20,257	5,638
Total equity	2,066,275	2,094,533
Total liabilities and equity	$6,414,012	$5,830,119

(1) Certain reclassifications have been made to the January 31, 2010 consolidated balance sheet to conform to the October 31, 2010, consolidated balance sheet presentation. Such reclassifications had no effect on previously reported equity.

TECH DATA CORPORATION AND SUBSIDIARIES
SUPPLEMENTARY INFORMATION (UNAUDITED)
(In thousands)

	Three months ended		Three months ended
	October 31, 2010		October 31, 2009(1)
Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$46,148	1.71%	$39,414	1.60%
Europe	37,110	1.07%	28,671.90%
Stock-based compensation	(2,286)	(.04)%	(3,015)	(.05)%
Worldwide total	$80,972	1.31%	$65,070	1.15%

	Nine months ended		Nine months ended
	October 31, 2010		October 31, 2009(1)
Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$135,018	1.74%	$100,181	1.42%
Europe	88,593.93%		75,219.86%
Stock-based compensation	(7,395)	(.04)%	(8,646)	(.05)%
Worldwide total	$216,216	1.25%	$166,754	1.05%

(1) Effective February 1, 2010, Tech Data Corporation reclassified certain foreign currency exchange gains or losses within the accompanying Consolidated Statement of Operations to "Cost of products sold." Historically, these gains and losses were reported as a separate component of Other (income) expense titled "Net foreign currency exchange loss (gain)." Management believes this revised presentation is more consistent with how the company manages and reports the underlying transactions giving rise to these foreign currency exchange gains and losses.
CONTACT: Tech Data Corporation
         Jeffery P. Howells, Executive Vice President and
         Chief Financial Officer
         727-538-7825
         jeff.howells@techdata.com

         Arleen Quinones, Director, Investor Relations and
         Shareholder Services
         727-532-8866
         arleen.quinones@techdata.com